Exhibit 99.1
January 21, 2009
Pinnacle West Chairman Bill Post Retires
PHOENIX — The Pinnacle West Capital Corporation (NYSE: PNW) Board of Directors announced today that after 38 years with the Company, Pinnacle West Chairman and Chief Executive Officer Bill Post will retire effective April 30, 2009. Post will remain a member of the board.
The Board of Directors elected current Pinnacle and APS President and APS CEO Don Brandt to the board, effective today, and appointed him Chairman of the Board and Pinnacle CEO, succeeding Bill Post in those capacities, effective April 30, 2009. Brandt will continue to serve as President of Pinnacle and CEO of APS, the operating company. The Company’s current Senior Vice President of Planning and Administration, Don Robinson, will become the President and Chief Operating Officer of APS.
Speaking on behalf of the Pinnacle West board, lead Director Kathy Munro said they had worked to develop an orderly succession plan in the executive office for some time.
“The board greatly respects the important contributions that Bill Post has made to the Company and to the community. Of course we regret seeing him depart. However, we respect Bill’s plans and have complete confidence that the new management team will take the Company successfully into the next decade.”
“I have total confidence that Don Brandt, and his team will successfully navigate what will be a dynamic and new energy environment for APS, Arizona and the country,” Post said. “It will be an exciting and challenging time for the electric industry and this team is prepared to succeed for customers and shareholders.”
Prior to joining APS in 2002, Don Brandt served as Senior Vice President and Chief Financial Officer at Ameren Corporation, a St. Louis-based energy services company. After initially taking the position of Chief Financial Officer for Pinnacle West and APS, Brandt was promoted to President of APS in 2007. In March of last year, he added the titles of APS Chief Executive Officer and Pinnacle President and Chief Operating Officer.
“Without question, we face a dynamic and rapidly changing energy future,” Brandt commented. “We remain dedicated to our communities, customers, employees and standards of energy reliability. These core priorities will, as under Bill Post, continue to shape the way we manage our business going forward.”
Executive Vice President and Chief Nuclear Officer Randy Edington will continue to report to Brandt, while all other operational areas will report to newly appointed President Don Robinson.
Robinson joined APS in 1978. He previously held the title of Senior Vice President of Planning and Administration, where he developed major planning strategies, and the Company’s future energy resource plans. He also had responsibility for the oversight of risk management, budgeting and forecasting.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.5 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.